Exhibit 2.1

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (this “Amendment”) is made as of the 29th day of December, 2005 by and between LEXINGTON LION CLARITA L.P., a Delaware limited partnership (“Landlord”), and SPECIALTY LABORATORIES, INC., a California corporation (“Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant have previously entered into that certain Lease  dated as of March  18, 2004 (the “Original Lease”) which was amended pursuant to a certain First Amendment to Lease dated September 14, 2004 (the “First Amendment”) (the Original Lease as amended by the First Amendment being hereinafter referred to as the “Lease”) having as its subject matter the demise of certain land and improvements  located thereon at 27027 Tourney Road, Santa Clarita, California (the “Property”);

WHEREAS, pursuant to the First Amendment, Tenant completed the “Punchlist Items” (as defined in the First Amendment) and made the required deliveries; and

WHEREAS, Landlord and Tenant desire to modify and amend the Lease to reflect the completion of the deliveries and work pursuant to the First Amendment and certain other amendments more fully set forth herein.

NOW THEREFORE, in consideration of the Property and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Tenant Deliveries.                                               Landlord acknowledges receipt from Tenant of the following documents in accordance with the requirements of the First Amendment:

(i)                           copies of the As-Built Plans and Specifications for the Improvements;

(ii)                        the Contractor Warranties in satisfaction of the requirements of Section 6 (a) of the Construction Funding Agreement between Landlord and Tenant (the “CFA”);

(iii)                     the unconditional lien waivers in satisfaction of the requirements pf Section 2(c)(iv) of the CFA;  and

(iv)                    a clean estoppel from Newhall Land and Farming Company.

2.                                       Punchlist.                                           Tenant acknowledges that it has caused Contractor to complete all punch list items on the Punchlist Items (a copy of which is attached to the First Amendment as Exhibit A) to its satisfaction.

3.                                       Tenant’s Contribution.                      Tenant certifies that it has fully constructed and installed Tenant’s Contribution (as defined in and required by the CFA) in accordance with the Tenant Contribution Budget (Exhibit E to the CFA) which has a value equal to or greater than $10,795,383.00.

4.                                       Holdback Escrow.                                                (a) Simultaneously herewith Landlord is authorizing the Escrow Agent to disburse to Tenant a portion of the balance of the Final Payment in the amount of $3,000,000, which constitutes a portion of “Escrowed Funds” as defined in the First Amendment.

(b)                                 Upon delivery to Landlord of (i) a certification in the form of Schedule A attached hereto executed by Tenant and containing true and complete copies of all exhibits referenced therein and (ii) a true and complete copy of all of the Applications for Payment submitted to Tenant by Lowe Enterprises Real Estate Group with respect to the construction of the Property, Landlord will authorize the Escrow Agent to release the entire balance remaining of the Escrowed Funds to Tenant together with any interest which has accrued on the Escrowed Funds while in escrow.

5.                                       Defined Terms.  Unless otherwise expressly defined in this Amendment, all capitalized terms in this Amendment shall have the same meanings as set forth in the Lease.

6.                                       No Further Amendment.  The Lease as hereby amended shall be and remain in full force and effect and unmodified, except as the same is specifically modified and amended by this Amendment.  All covenants, obligations, conditions and terms of the Lease, as amended, not specifically modified or amended by this Amendment, are hereby ratified and confirmed.  Whenever the term “Lease” is used in the Lease or this Amendment, it shall be deemed to mean the Lease as modified and amended by this Amendment.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first above written.

LANDLORD:

LEXINGTON LION CLARITA L.P., Delaware limited partnership
	By:	Lexington Lion Clarita GP LLC, its
general partner
		By:	Lexington/Lion Venture L.P.,
its sole member
By: LXP GP, LLC, its general
partner

By:	/s/ Richard Rouse
Its:

TENANT:

SPECIALTY LABORATORIES, INC.,
a California corporation

By:	/s/ Nicholas R. Simmons
Name: Nicholas R. Simmons
Title: Senior Vice-President & General Counsel